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                                                                   Exhibit 10.10

                             EMPLOYMENT AGREEMENT
                             --------------------

     This Employment Agreement is made this 15th day of January, 1998, effective
                                            ----        -------
January 1, 1998, between Eddie Bauer, Inc., a Delaware corporation ("Eddie Bauer") and Richard T. Fersch, of Mercer Island, Washington ("Fersch").

     Eddie Bauer and Fersch hereby agree as follows:

1. EMPLOYMENT
-------------
     Eddie Bauer agrees to continue to employ Fersch in the greater Seattle metropolitan area until the effective date of the termination of the employment period, as hereinafter provided, and Fersch agrees to continue such employment. Fersch will serve as President and Chief Executive
     Officer (CEO) of Eddie Bauer, reporting to the Board of Directors of Eddie Bauer or its designee. Fersch will have managerial responsibility for Eddie Bauer and its assigned activities. Notwithstanding anything herein to the contrary, there are certain transactions, a list of which has been provided to Fersch, that require the approval of the Board of Directors of Eddie Bauer. For purposes of this contract the Office of the President of Spiegel, Inc. shall be the designee of the Board of Directors of Eddie Bauer.

2. BEST EFFORTS
---------------
     During the employment period, Fersch will devote his best efforts and all his business time and attention to the business of Eddie Bauer and will faithfully perform his duties subject to the direction of the Board of Directors or its designee and generally subject to the employment policies of Eddie Bauer as may be promulgated from time to time by Eddie Bauer.

3. TERM OF EMPLOYMENT
---------------------
     The term of this Employment Agreement shall be a period of five (5) years (Initial Term) commencing January 1, 1998, and terminating December 31, 2002, subject, however, to prior termination as herinafter provided Section 9 (Termination for Cause) below. This Employment Agreement shall be automatically renewed and continue in full force and effect for additional consecutive three (3) year periods (Extended Term(s)) commencing the next January 1, following the expiration of the then current

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     term, and terminating the third December 31, following the start of the then new term, unless either party gives the other party three (3) month's
                    ------
     written notice of its or his election to terminate this Employment Agreement. If Eddie Bauer elects to terminate this Employment Agreement by giving Fersch three (3) months written notice of termination at the expiration of the Initial Term or any Extended Term except if the date of termination is after Fersch has reached the age of 62, Eddie Bauer agrees to pay Fersch in a lump sum his entire compensation and benefits package in place at the time of termination, as indicated on Schedule A calculated for a period of twenty-four (24) months.

4. COMPENSATION
---------------
     Eddie Bauer shall pay Fersch an annual base salary in accordance with Schedule A payable in the ordinary course of business for like executives of Eddie Bauer. The Board of Directors or its designee shall review this base salary annually and shall have the right in its sole discretion to
                                                   ----------------------
     increase it at any time during the employment period. The increase in base salary shall be evidenced by the Board of Directors or its designee preparing an amended Schedule A to this Employment Agreement, which shall give the amount of the increase in base salary, the new total base salary and the period for which the increase shall be effective.

5. BONUS
--------
     Eddie Bauer shall pay Fersch an annual cash bonus no later than February 28th of each year based upon the performance of Eddie Bauer for the most recently ended calendar year. The bonus will be in accordance with Schedule
     A. The bonus opportunity shall be determined based upon performance criteria mutually, and reasonably developed by Eddie Bauer or its designee and Fersch and agreed to by the Board of Directors with the understanding that such criteria will provide a fair and professionally challenging achievement rewarding good performance. The predetermined performanace criteria, and any changes mutually agreed upon by Eddie Bauer or its designee and Fersch and agreed to by the Board of Directors, shall be listed to this Employment Agreement to be known as Schedule B.

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6. BENEFITS
-----------
     Fersch shall be eligible for all medical and dental benefits, disability benefits, profit sharing, savings plans, and automobile allowance as determined by the Board of Directors., paid vacation, paid up split dollar life insurance, paid membership at the Bellevue Athletic Club and other benefits which may be or currently are adopted by Eddie Bauer covering its senior executive management staff, provided he meets the qualification requirements for such benefits. Additional benefits may be added during the term of this Agreement by Eddie Bauer.

7. INCAPACITY OF FERSCH
-----------------------
     If, during the term of this Employment Agreement, Fersch shall become incapacitated by accident or illness and such incapacity shall continue for a period of six (6) successive months, and he is unable to resume his duties as provided herein, Eddie Bauer shall have the right to terminate the employment period by giving written notice to Fersch of its intention to do so at least thirty (30) days prior to the effective date of such termination; provided, however, Eddie Bauer agrees to maintain Fersch's entire compensation and benefits package in place at that time for a period of two (2) years commencing from the effective date of such termination.

8. DEATH OF FERSCH
------------------
     If, during the term of this Employment Agreement, Fersch should die, Eddie Bauer agrees to maintain Fersch's entire compensation package in place as of the date of his death as indicated on Schedule A for a period of one(1) year from the date of his death. The compensation which is due Fersch under this paragraph shall be paid to the duly appointed Personal Representative for the estate of Fersch.

                                      3

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9. TERMINATION FOR CAUSE
------------------------
     Eddie Bauer may terminate the employment period for the following reasons: repetitive intoxication, illegal or abusive use of drugs, illegal conduct, or theft which significantly affect the ability of Fersch to lead Eddie Bauer or significantly damages Eddie Bauer's public image. If any of the above-identified reasons are present, Eddie Bauer shall have the right to terminate the employment period by giving written notice to Fersch of its intention to do so at least thirty (30) days prior to the effective date of such termination.

10. OTHER EMPLOYMENT
--------------------
     Fersch covenants and agrees that during the employment period, he will not directly (except with the written consent of Eddie Bauer) become engaged in, be employed by, render services to or for, or permit his name to be used in connection with any business other than the business of Eddie Bauer, whether such other business is or is not competitive with that of Eddie Bauer.

11. TRADE SECRETS
-----------------
     Fersch shall not at any time while this Employment Agreement is in force, and for a period of one (1) year after its termination ,unless authorized by Eddie Bauer, divulge or disclose to any person or corporation any confidential or proprietary information relating to the business of Eddie Bauer, such as prices of products, services or operational processes, the disclosure of which may have a materially adverse financial impact on Eddie Bauer. Any breach of this confidentiality clause would cancel any compensation or benefits paid at time of termination.

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12. TOTAL AGREEMENT
-------------------
     This contract contains the complete agreement concerning the employment arrangement between the parties and, as of the effective date, Supersedes all other agreements, whether oral or in writing, between the parties.

13. GENERAL
-----------
     The headings of all the sections are inserted for convenience of reference only and will not affect the construction or interpretation of this agreement.

14. COVERING LAW
----------------
     This agreement shall be governed by the laws of the state of Illinois.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 15th
                                                                        ----
day of, January, 1998.
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EDDIE BAUER, 1NC.

/s/ Michael R. Moran                                      /s/ Richard T. Fersch
----------------------------------                   ---------------------------
Michael R. Moran                                          Richard T. Fersch
Director

SPIEGEL, INC.

/s/ Harold S. Dahlstrand
----------------------------------
Harold S. Dahlstrand
Chairman, Office of the President

                                      5

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                             EMPLOYMENT AGREEMENT

                                  SCHEDULE A
                                  ----------

This Schedule A is made a part of the Employment Agreement between Eddie Bauer, Inc. and Richard T. Fersch dated January 15, 1998.

COMPENSATION
------------
Year          Base Salary        Bonus Opportunity         Guaranteed Bonus
----          -----------        -----------------         ----------------

1998          $  750,000         90% of base salary        45% of base salary
1999          $  850,000         95% of base salary        47.5% of base salary
2000          $1,000,000        100% of base salary        50% of base salary
2001          $1,000,000        100% of base salary        50% of base salary
2002          $1,000,000        100% of base salary        50% of base salary

/s/ Michael R. Moran                               /s/ Richard T. Fersch
-----------------------                            -----------------------------
     Eddie Bauer                                         Richard T. Fersch

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                             EMPLOYMENT AGREEMENT

                                  SCHEDULE B
                                  ----------

This Schedule B is made part of the Employment Agreement between Eddie Bauer, Inc. and Richard T. Fersch dated January 15, 1998.

Bonus is determined by the Executive Committee and the Board of Directors each year. Historically the criteria has been a pre-tax profit range stating the amount of pre-tax profit that Eddie Bauer has to reach.

For year 1998 the pre-tax profit range is as follows:
      50% of Bonus Opportunity at an EBT of $100 million
     100% of Bonus Opportunity at an EBT of $116 million
     150% of Bonus Opportunity at an EBT of $136 million

/s/ Michael R. Moran                                   /s/ Richard T. Fersch
-----------------------                                -------------------------
     Eddie Bauer                                           Richard T. Fersch

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                             EMPLOYMENT AGREEMENT

                                  SCHEDULE B
                                  ----------

     This Schedule B is made part of the Employment Agreement between Eddie Bauer, Inc. and Richard T. Fersch dated January 15, 1998.

Bonus is determined by the Compensation Committee and the Board of Directors each year. Historically the criteria has been a pre-tax profit range stating the amount of pre-tax profit that Eddie Bauer has to reach.

For the year 1999, the pre-tax profit range is as follows:

                        50% of Bonus Opportunity at an EBT of $60 million
                       100% of Bonus Opportunity at an EBT of $90 million 150% of Bonus Opportunity at an EBT of $120 million

/s/ Michael R. Moran                        /s/ Richard T. Fersch
-----------------------------------         ------------------------------------
Michael R. Moran                            Richard T. Fersch
Eddie Bauer, Inc.

Effective:   January 1, 1999.
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